PRESS RELEASE

Company Contacts: Investor Contact:

Jennifer Crane Mark Hood

Crossroads Systems Crossroads Systems

jcrane@crossroads.com mhood@crossroads.com

512.928.6897 or 800.643.7148 512.928.7330

Press Contact:

Matthew Zintel

Zintel Public Relations

matthew.zintel@zintelpr.com

281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Announces $8.6 Million Private Placement

AUSTIN, Texas – March 25, 2013 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, today announced that it has entered into a securities purchase agreement with certain accredited investors for a private placement of 4,231,654 shares of Crossroads’ newly designated 5.0% Series F Convertible Preferred Stock (“Convertible Preferred”) and warrants to purchase 2,115,829 shares of its common stock. The Convertible Preferred and warrants will be sold in units, with each unit consisting of (i) one share of Convertible Preferred; and (ii) warrants to purchase shares of Crossroads’ common stock equal to one-half of the number of shares of Convertible Preferred purchased. Each unit will be sold at a price of $2.0625 per unit, resulting in proceeds to Crossroads of approximately $8.6 million, before deducting placement fees.

The Convertible Preferred is convertible to common stock at an initial conversion price of $2.0625 per share, subject to certain ownership limitations and anti-dilution adjustments. The dividend rate on the Convertible Preferred is 5% per annum, subject to certain registration conditions, payable semi-annually, at Crossroads’ option in cash, common stock or a combination of both.

Subject to certain ownership limitations, the warrants are exercisable for a period starting on the date that is the later of (a) six months following the closing date of the private placement or (b) the date of the next annual meeting of the stockholders of Crossroads, and will expire on the fifth anniversary of the closing date of the private placement. The warrants have an initial exercise price of $2.00 and are subject to certain anti-dilution adjustments.

The private placement is expected to close on or about Monday, March 25, 2013, subject to the satisfaction of customary closing conditions. The Company will use the net proceeds for general working capital purposes.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads holds more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2013 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.